Exhibit 4.6
COMPAGNIE GÉNÉRALE DE GÉOPHYSIQUE-VERITAS
S T O C K O P T I O N P L A N
March 23, 2007
REGULATIONS

CONTENTS

I.	The stock option plan

II.	The price of the option

III.	Vesting period and exercise period

IV.	Obligation to keep the stocks

V.	Conditions of Employment

VI.	Conditions of exercise

VII.	Suspension Period

VIII.	Quotation of the new stocks

IX.	Order for sale

X.	Financial advantages of the stock option plan

• gain on the purchase price
• gain on the sale price

XI.	Taxation of the advantages